Exhibit 99.1

                                                           Contact:  Maria Brous
                                                                    863-680-5339


                      Publix CEO Announces Retirement Plans

LAKELAND, Fla., Sept. 5, 2007 - Today, Charlie Jenkins Jr. announced his plans to retire as CEO of Publix Super Markets on March 29, 2008.
         Jenkins began his career in 1969 as the assistant to the vice president of real estate. In 1974, he became vice president of real estate and was elected to serve on the board of directors. He was promoted to executive vice president in 1988. Jenkins became chairman of the executive committee in 1990 and chief operating officer in 2000. He was named CEO in 2001.
         While he has announced his plans for retirement as CEO, Jenkins plans to remain a member of the Publix board of directors. In addition, the board of directors asked him to accept the role of Chairman of the Board that will be effective March 30, 2008. Current Chairman of the Board Howard Jenkins will become Chairman of the Executive Committee.
         "The board of directors is pleased that Charlie has agreed to accept this position, and we look forward to working with him to continue the success of Publix," said Howard Jenkins, Publix Chairman of the Board.
         Upon Charlie Jenkins' retirement, President Ed Crenshaw will become CEO. Todd Jones, Senior Vice President - Product Business Development will become President.
         Crenshaw began his Publix career in 1974 as a front-service clerk in Lake Wales, Fla. After working in a variety of retail and support positions, he was promoted to director of retail operations for the Lakeland Division in 1984. In 1990, he became vice president of the Lakeland Division and was elected to the board of directors. In 1991, Crenshaw moved to Atlanta to start the Publix Atlanta Division as division vice president. He was promoted to executive vice president of retailing in 1994 and to President in 1996.
         Jones began his career in 1980 as a front-service clerk in New Smyrna Beach, Fla. He worked in a variety of store positions before becoming a store manager in 1988. He was promoted to district manager in 1997, regional director in 1999 and vice president of the Jacksonville Division in 2003. In 2005, Jones was promoted to his current position of Senior Vice President - Product Business Development.
         "We are pleased to have leaders with the experience of Ed and Todd who are ready to take the next steps in their careers," said Charlie Jenkins Jr. Publix CEO. "I'm confident they will be successful in continuing Publix's success."
         Publix is privately owned and operated by its 143,000 employees, with 2006 sales of $21.7 billion. Currently Publix has 911 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE's "100 Best Companies to Work For in America" for 10 consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###